Exhibit 99.1

Old National Bancorp

One Main Street

Evansville, IN 47708

oldnational.com

Media: Kathy A. Schoettlin (812) 465-7269

July 26, 2018Investors: Lynell J. Walton (812) 464-1366

Old National Bancorp announces quarterly cash dividend

Evansville, Ind. (July 26, 2018) – The Board of Directors of Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) today declared the Company’s quarterly cash dividend of $0.13 per share on the Company’s outstanding shares of common stock. The dividend is payable September 18, 2018, to shareholders of record on September 4, 2018. For purposes of broker trading, the ex-date of the cash dividend is August 31, 2018.  Based on Old National’s closing price of $19.30 on July 25, 2018, the quarterly dividend represents an annualized dividend yield of 2.7%.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank. Headquartered in Evansville with $17.5 billion in assets, it is a top 100 U.S. bank, the largest Indiana-based bank and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for seven consecutive years. For nearly 185 years, Old National has been a community bank committed to building long-term, highly valued relationships with clients. With locations in Indiana, Kentucky, Michigan, Minnesota and Wisconsin, Old National provides retail and commercial banking services along with comprehensive wealth management, investment and capital markets services. For information and financial data, please visit Investor Relations at oldnational.com.